Exhibit 4.2
EXHIBIT A
FORM OF DEBENTURE
THIS SUBORDINATED DEBENTURE AND THE INDEBTEDNESS EVIDENCED HEREBY ARE SUBORDINATE, IN THE MANNER AND TO THE EXTENT SET FORTH IN (I) THAT SUBORDINATION AGREEMENT DATED AS OF AUGUST 26, 2010, BY AND AMONG BAKERS FOOTWEAR GROUP, INC., STEVEN MADDEN, LTD., AND BANK OF AMERICA, N.A. (“BA”), (II) THAT SUBORDINATION AGREEMENT DATED AS OF AUGUST 26, 2010, BY AND AMONG BAKERS FOOTWEAR GROUP, INC., STEVEN MADDEN, LTD., AND PRIVATE EQUITY MANAGEMENT GROUP, INC. (“PEMG”), AND (III) THAT SUBORDINATION AGREEMENT DATED AS OF AUGUST 26, 2010, BY AND AMONG BAKERS FOOTWEAR GROUP, INC., STEVEN MADDEN, LTD., AND THE HOLDERS OF CERTAIN SUBORDINATED CONVERTIBLE DEBENTURES DUE JUNE 30, 2012 AND DATED JUNE 26, 2007 IN THE AGGREGATE FACE AMOUNT OF $4,000,000 (THE “DEBENTURE HOLDERS”; TOGETHER WITH BA AND PEMG, THE “SENIOR LENDERS”) (AS AMENDED, SUPPLEMENTED OR OTHERWISE MODIFIED FROM TIME TO TIME, COLLECTIVELY, THE “SUBORDINATION AGREEMENTS”), TO ALL INDEBTEDNESS OWED BY THE MAKER OF THIS SUBORDINATED DEBENTURE TO THE SENIOR LENDERS, AND THE HOLDER OF THIS SUBORDINATED DEBENTURE, BY ITS ACCEPTANCE HEREOF, SHALL BE BOUND BY THE PROVISIONS OF THE SUBORDINATION AGREEMENTS.
THIS DEBENTURE HAS NOT BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS AS EVIDENCED BY A LEGAL OPINION OF COUNSEL TO THE TRANSFEROR TO SUCH EFFECT, THE SUBSTANCE OF WHICH SHALL BE REASONABLY ACCEPTABLE TO THE COMPANY.

No. MD-1	$5,000,000 Original Issue Date: August 26, 2010
BAKERS FOOTWEAR GROUP, INC.
SUBORDINATED DEBENTURE
          THIS DEBENTURE (this “Debenture") is being issued pursuant to the terms of that certain Debenture and Stock Purchase Agreement (as amended, supplemented or otherwise modified from time to time, the “Purchase Agreement"), dated as of August 26, 2010, by and between Bakers Footwear Group, Inc., a Missouri corporation (the “Company") and the Investor (as hereinafter defined).
          FOR VALUE RECEIVED, the Company promises to pay to the order of Steven Madden, Ltd., a Delaware corporation, or its registered assigns (the “Investor"), the principal sum of Five Million Dollars ($5,000,000.00), on such dates as this Debenture is required to be repaid as provided hereunder, and to pay interest to the Investor on the principal amount of this Debenture outstanding from time to time in accordance with the provisions hereof. This Debenture is subject to the following additional provisions:
          1. Definitions. In addition to the terms defined elsewhere in this Debenture: (a) capitalized terms that are used but not otherwise defined herein have the meanings given to such terms in the Purchase Agreement, and (b) the following terms have the meanings indicated below:
     “Bankruptcy Event” means any of the following events: (a) the Company commences a case or other proceeding under any bankruptcy, reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency or liquidation or similar law of any jurisdiction relating to the Company thereof; (b) there is commenced against the Company any such case or proceeding that is not dismissed within sixty (60) days after commencement; (c) the Company is adjudicated by a court of competent jurisdiction to be insolvent or bankrupt or any order of relief or other order approving any such case or proceeding is entered; (d) the Company suffers any appointment of any custodian or the like for it or any substantial part of its property that is not discharged or stayed within (60) days; (e) under applicable law the Company makes a general assignment for the benefit of creditors; (f) the Company fails to pay, or states that it is unable to pay or is unable to pay, its debts generally as they become due; (g) the Company calls a meeting of its creditors with a view to arranging a composition, adjustment or restructuring of its debts; or (h) the Company, by any act or failure to act, expressly indicates its consent to, approval of or acquiescence in any of the foregoing or takes any corporate or other action for the purpose of effecting any of the foregoing.
     “Change of Control” means the occurrence of any of the following in one or a series of related transactions: (i) an acquisition after the date hereof by any individual or legal entity or “group” (as described in Rule 13d-5(b)(1) under the Exchange Act) of more than 50% of the Common Stock or the combined voting rights in the Company; (ii) a merger, consolidation, recapitalization or reorganization of the Company, or other similar transaction involving the Company, if following such transaction or series of transactions, the holders of the Company’s securities immediately prior to the first such transaction would not hold more than 50% of the Common Stock or voting rights in the surviving entity or acquirer of such assets; (iii) sale of all or substantially all assets of the Company; (iv) a replacement of more than 50% of the members of the Company’s board of directors in a single election of directors that is not approved by those individuals who are members of the board of directors on the date hereof (or other directors previously approved by such individuals) other than pursuant to an actual or threatened proxy contest; or (v) CEO Termination.
     “Closing Date” means August 26, 2010.

     “Common Stock” means the common stock of the Company, $0.0001 par value per share, and any securities into which such common stock may hereafter be reclassified.
     “Default Rate” means the Interest Rate plus 2.00%.
     “Event of Default” means any one of the following events (whatever the reason and whether it shall be voluntary or involuntary or effected by operation of law or pursuant to any judgment, decree or order of any court, or any order, rule or regulation of any administrative or governmental body):
               (i) the Company shall fail to pay, when the same becomes due and payable, principal in respect of this Debenture;
               (ii) the Company shall fail to pay, when the same becomes due and payable, interest, premiums, fees or other amounts in respect of this Debenture which failure continues unremedied for a period of five (5) Business Days after the date on which such payment is due;
               (iii) any of the Company’s representations and warranties set forth in the Purchase Agreement shall be incorrect in any material respect as of the Original Issue Date;
               (iv) the occurrence of a Bankruptcy Event;
               (v) so long as this Debenture is held by Steven Madden, Ltd., failure to pay when due $100,000 if and when payable to Steven Madden, Ltd. in respect of the Company’s obligations in respect of the Security Instrument;
               (vi) one or more judgments for the payment of money in an aggregate amount in excess of $1,000,000 shall be rendered against the Company and the same shall remain undischarged and unbonded for a period of thirty (30) consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of the Company to enforce such judgment.
     “Original Issue Date” has the meaning set forth on the face of this Debenture.
          2. Principal and Interest.
          (a) The Company shall pay the principal amount of this Debenture to the Investor as follows, except that if any of the following dates are not a Business Day, then such payment shall be payable on the next succeeding Business Day:
               (i) One Million Two Hundred Fifty Thousand Dollars ($1,250,000.00) on or prior to August 31, 2017;
               (ii) One Million Two Hundred Fifty Thousand Dollars ($1,250,000.00) on or prior to August 31, 2018;

               (iii) One Million Two Hundred Fifty Thousand Dollars ($1,250,000.00) on or prior to August 31, 2019; and
               (iv) The sum of the then remaining principal balance of this Debenture and all accrued and unpaid interest, on or prior to August 31, 2020.
          (b) The Company shall pay interest to the Investor on the aggregate then outstanding principal amount of this Debenture at the rate of 11.00% per annum (the “Interest Rate"), payable quarterly in cash in arrears on each March 31, June 30, September 30 and December 31, beginning December 31, 2010, except that if any of such dates are not a Business Day, then such payment shall be payable on the next succeeding Business Day. Interest shall be calculated on the basis of a 360 day year consisting of twelve (12) 30-day months and shall accrue daily commencing on the Original Issue Date. Except as set forth in Section 7 hereof, the Debenture may not be prepaid prior to maturity.
          3. Registration of Transfers and Exchanges. This Debenture may be transferred only pursuant to a registration statement filed under the Securities Act of 1933, as amended, or an exemption from such registration. Subject to such restrictions, the Company shall register (or allow the registration of) the transfer of any portion of this Debenture upon surrender of this Debenture to the Company, properly endorsed, at its address for notice set forth herein together with delivery of the duly executed Debenture Assignment Form attached hereto as Exhibit A and in compliance with Section 11(a). Upon any such registration or transfer, a new Debenture, in substantially the form of this Debenture (any such new debenture, a “New Debenture"), evidencing the portion of this Debenture so transferred shall be issued to the transferee and a New Debenture evidencing the remaining portion of this Debenture not so transferred, if any, shall be issued to the transferring Investor. The acceptance of the New Debenture by the transferee thereof shall be deemed the acceptance by such transferee of all of the rights and obligations of a holder of this Debenture. In connection with the transfer of any portion of this Debenture, the Company shall be entitled to reasonable assurance, including an opinion of counsel reasonably acceptable to the Company, that such transfer complies with applicable federal and state securities laws. No service charge or other fee will be imposed in connection with any such registration of transfer or exchange.
          4. Events of Default.
          (a) At any time or times following the occurrence and during the continuance of an Event of Default (other than under clause (iv) of such defined term, for which Section 4(b) shall apply) the Investor may by written notice to the Company (an “Event Notice"), declare the Debenture and all accrued interest thereon immediately due and payable and require the Company to purchase all or any portion of the outstanding principal amount of this Debenture, as indicated in such Event Notice, at a purchase price in dollars in cash as follows (as applicable, the “Event Price"):
               (i) If such Event Notice is received by the Company on or prior to the first (1st) anniversary of the Closing Date, then 102% of such outstanding principal amount, plus all accrued and unpaid interest thereon through the date of purchase;

               (ii) If such Event Notice is received by the Company after the first (1st) anniversary and on or prior to the second (2nd) anniversary of the Closing Date, then 101% of such outstanding principal amount, plus all accrued and unpaid interest thereon through the date of purchase; or
               (iii) If such Event Notice is received by the Company after the second (2nd) anniversary of the Closing Date, then 100% of such outstanding principal amount, plus all accrued and unpaid interest thereon through the date of purchase.
The Company shall pay the Event Price to the Investor (free of any claim of subordination) no later than the third (3rd) Business Day following the date of delivery of the Event Notice, and upon receipt thereof, the Investor shall deliver the original Debenture so repurchased to the Company.
          (b) Upon the occurrence of any Bankruptcy Event with respect to the Company, all outstanding principal and accrued and unpaid interest on this Debenture and other amounts then owing under the Transaction Documents shall immediately become due and payable in full in dollars in cash (free of any claim of subordination, except as set forth in Section 5 below), without any action by the Investor, and the Company shall immediately be obligated to repurchase this Debenture held by such Investor at the Event Price pursuant to the preceding subsection 4(a)(iii) as if the Investor had delivered an Event Notice immediately prior to the occurrence of such Bankruptcy Event.
          (c) Upon the occurrence of any Event of Default, all amounts outstanding under this Debenture, including any interest, fees, or costs which are not paid when due, will, bear interest at the Default Rate.
          (d) In connection with any Event of Default, the Investor need not provide and the Company hereby waives any presentment, demand, protest or other notice of any kind (other than the Event Notice), and the Investor may immediately enforce any and all of its rights and remedies hereunder and all other remedies available to it under applicable law. Any such declaration may be rescinded and annulled by the Investor at any time prior to payment hereunder. No such rescission or annulment shall affect any subsequent Event of Default or impair any right consequent thereto.
          5. Ranking. This Debenture ranks junior to (i) the Senior Indebtedness, (ii) any indebtedness incurred to amend or refinance the Senior Indebtedness, and (iii) any other indebtedness for borrowed money incurred after the Closing Date, unless the documentation providing for such other indebtedness expressly states that it is junior to this Debenture. Notwithstanding anything to the contrary herein, the Company and the Investor agree that the payment of all amounts hereunder is subject to the Subordination Agreements. Investor acknowledges and agrees that notwithstanding anything herein or in the Transaction Documents to the contrary, the Company shall be entitled to fully utilize its Senior Indebtedness (including any amendments thereto or refinancing, replacing or refunding with new lenders and any expansions thereof).

          6. Security. This Debenture is secured by a Collateral Assignment of Leases and Rents (the “Security Instrument”) dated of even date herewith, executed by the Company.
          7. Prepayment. This Debenture may be prepaid, in whole or in part, at any time, as follows:
               (i) If such prepayment is received by the Investor on or prior to the first (1st) anniversary of the Closing Date, then 102% of such outstanding principal amount, plus all accrued and unpaid interest thereon through the date of prepayment;
               (ii) If such prepayment is received by the Investor after the first (1st) anniversary and on or prior to the second (2nd) anniversary of the Closing Date, then 101% of such outstanding principal amount, plus all accrued and unpaid interest thereon through the date of prepayment; or
               (iii) If such prepayment is received by the Investor after the second (2nd) anniversary of the Closing Date, then 100% of such outstanding principal amount, plus all accrued and unpaid interest thereon through the date of prepayment.
          8. Mandatory Redemption. Upon the occurrence of a Change in Control, the Company shall give the Investor prompt notice (the “Mandatory Repurchase Notice"), and in any case, within ten (10) Business Days after the Company has knowledge of the occurrence of a Change in Control. Such Mandatory Repurchase Notice shall (a) describe in reasonable detail the nature of the Change in Control and (b) offer the Investor the irrevocable right, at the Investor’s option, to require the Company to repurchase all or any part of this Debenture at a purchase price equal to 101% of the outstanding principal amount outstanding, together with accrued and unpaid interest to the date of repurchase. Investor may exercise such option only by delivery of written notice to the Company within ten (10) Business Days of the date of the Mandatory Repurchase Notice. Such repurchase by the Company shall be made between thirty (30) and ninety (90) days after the date of the Mandatory Repurchase Notice.
          9. Financial Statements, Reports, Certificates. The Company shall furnish to the Investor within ninety (90) days after the end of each fiscal year, statements of income and cash flows of the Company for such fiscal year, and balance sheets of the Company as of the end of such fiscal year, all prepared in accordance with GAAP consistently applied. Documents required to be delivered to the Investor pursuant to this Section 9 shall be deemed to be have been delivered on the date on which the Company posts such documents, or provides a link thereto, on the Security and Exchange Commission’s website.
          10. Notices. Any and all notices or other communications or deliveries hereunder shall be made in accordance with Section 7.3 of the Purchase Agreement.
          11. Miscellaneous.
          (a) This Debenture may not be Transferred until the earlier to occur of:
               (i) The second anniversary of the Closing Date; or

               (ii) CEO Termination.
Notwithstanding the foregoing, the Investor may assign its rights and delegate its duties under the Debenture in whole or in part to an Affiliate, so long as such Affiliate shall agree in writing to be bound by the terms and conditions of the Debenture, after notice duly given by the Investor to the Company; provided, that the Investor shall comply with Section 3 of the Debenture. The Investor shall not Transfer the Debenture in violation of any applicable federal and state securities laws and regulations. Upon the written request of the Investor, the Company shall reasonably cooperate in assisting the Investor in obtaining any necessary third party consents in connection with any transfer or assignment of this Debenture in respect of the Security Instrument; provided, however, that each party shall bear their own costs or expenses incurred in connection therewith and the Company shall have no liability if such consent is not obtained.
          (b) Subject to Section 11(a), above, nothing in this Debenture shall be construed to give to any person or corporation other than the Company and the Investor any legal or equitable right, remedy or cause under this Debenture. This Debenture shall inure to the sole and exclusive benefit of the Company and the Investor.
          (c) All questions concerning the construction, validity, enforcement and interpretation of this Debenture shall be governed by and construed and enforced in accordance with the internal laws of the State of New York, without regard to the principles of conflicts of law thereof. Each party agrees that all Proceedings shall be commenced exclusively in the federal courts sitting in the State of New York, and the state courts sitting in the New York County, New York (collectively, the “New York Courts"). Each party hereto hereby irrevocably submits to the exclusive jurisdiction of the New York Courts for any Proceeding, and hereby irrevocably waives, and agrees not to assert in any proceeding, any claim that it is not personally subject to the jurisdiction of any New York Court or that a New York Court is an inconvenient forum for such Proceeding. Each party hereto hereby irrevocably waives personal service of process and consents to process being served in any such Proceeding by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under Section 7.3 of the Purchase Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING. The prevailing party in a proceeding shall be reimbursed by the other party for its reasonable attorneys’ fees and other costs and expenses incurred with the investigation, preparation and prosecution of such proceeding.
          (d) The headings herein are for convenience only, do not constitute a part of this Debenture and shall not be deemed to limit or affect any of the provisions hereof.
          (e) In case any one or more of the provisions of this Debenture shall be invalid or unenforceable in any respect, the validity and enforceability of the remaining terms and provisions of this Debenture shall not in any way be affected or impaired thereby and the parties will attempt in good faith to agree upon a valid and enforceable provision which shall be a commercially reasonable substitute therefor, and upon so agreeing, shall incorporate such substitute provision in this Debenture.
          (f) No provision of this Debenture may be waived, amended or otherwise modified except in accordance with the requirements set forth in the Purchase Agreement. No waiver of any default with respect to any provision, condition or requirement of this Debenture shall be deemed to be a continuing waiver in the future or a waiver of any subsequent default or a waiver of any other provision, condition or requirement hereof, nor shall any delay or omission of either party to exercise any right hereunder in any manner impair the exercise of any such right.
          (g) To the extent it may lawfully do so, the Company hereby agrees not to insist upon or plead or in any manner whatsoever claim, and will resist any and all efforts to be compelled to take the benefit or advantage of, usury laws wherever enacted, now or at any time hereafter in force, in connection with any claim, action or proceeding that may be brought by the Investor in order to enforce any right or remedy under this Debenture. Notwithstanding any provision to the contrary contained in this Debenture, it is expressly agreed and provided that the total liability of the Company under this Debenture for payments in the nature of interest shall not exceed the maximum lawful rate authorized under applicable law (the “Maximum Rate"), and, without limiting the foregoing, in no event shall any rate of interest or default interest, or both of them, when aggregated with any other sums in the nature of interest that the Company may be obligated to pay under this Debenture exceed such Maximum Rate. It is agreed that if the maximum contract rate of interest allowed by law and applicable to this Debenture is increased or decreased by statute or any official governmental action subsequent to the date hereof, the new maximum contract rate of interest allowed by law will be the Maximum Rate of interest applicable to this Debenture from the effective date forward, unless such application is precluded by applicable law. If under any circumstances whatsoever, interest in excess of the Maximum Rate is paid by the Company to the Investor with respect to indebtedness evidenced by this Debenture, such excess shall be applied by the Investor to the unpaid principal balance of any such indebtedness or be refunded to the Company, the manner of handling such excess to be at the Investor’s election.
[Signature Page Follows]

     IN WITNESS WHEREOF, the Company has caused this Debenture to be duly executed by a duly authorized officer as of the date first above indicated.

BAKERS FOOTWEAR GROUP, INC.
By:	/s/ Peter A. Edison
	Name:	Peter A. Edison
	Title:	Chairman and Chief Executive Officer

EXHIBIT A
DEBENTURE ASSIGNMENT FORM
     FOR VALUE RECEIVED,                                          hereby sells, assigns and transfers to the transferee named below, this Debenture together with all right, title and interest therein. The transferee represents that it is an “accredited investor” as defined in Rule 501 of Regulation D, as amended, under the Securities Act of 1933, agrees to be bound by the terms and conditions of this Debenture and agrees not to transfer this Debenture except in compliance with the applicable requirements of the Securities Act of 1933, as amended.
     Dated:

[NAME	OF DEBENTURE HOLDER]

By:
Signature
Name:
(Please Print)
Address:

TRANSFEREE:

Name:
(Please Print)
Address: